Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Statements” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the use of our reports: (1) dated April 27, 2018, with respect to the financial statements of WoodmenLife Variable Annuity Account and (2) dated April 27, 2018, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society in the Post-Effective Amendment No. 18 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933 and related prospectus of WoodmenLife Variable Annuity Account dated May 1, 2018.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 27, 2018